AquaBounty Technologies, Inc. Announces Pricing of $13.5 Million Underwritten Public Offering
MAYNARD, MASS. - February 11, 2020 - AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that it has priced an underwritten public offering of an aggregate of 9,000,000 shares of common stock of the Company, at an offering price of $1.50 per share. In addition, AquaBounty has granted the underwriter a 45-day option to purchase up to an additional 1,350,000 shares of common stock on the same terms and conditions to cover over-allotments, if any. All shares of common stock sold in the offering are being sold by the Company. The offering is expected to close on or about February 13, 2020, subject to the satisfaction of customary closing conditions.
Lake Street Capital Markets, LLC is acting as the sole book-running manager for the offering.
The aggregate gross proceeds to the Company from this offering are approximately $13.5 million, before deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the underwriter’s option to purchase additional shares. The Company currently intends to use the net proceeds of this offering to continue construction and renovation activities of its existing facilities in Rollo Bay and Indiana, for working capital costs associated with growing its first batches of fish at its Indiana and Rollo Bay farm sites, and for other general corporate purposes.
The securities described above are being offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-235919), as amended, previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 10, 2020.
The securities may be offered only by means of a prospectus. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the offering may be obtained from Lake Street Capital Markets, LLC, Attn: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, by calling 612-326-1305, or by emailing syndicate@lakestreetcm.com, or at the SEC’s website at http://www.sec.gov.
This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About AquaBounty
AquaBounty Technologies, Inc. is a publicly traded aquaculture company focused on improving productivity and sustainability in commercial aquaculture. The Company’s objective is the application of biotechnology to ensure the availability of high-quality seafood to meet global consumer demand-addressing critical production constraints in the most popular farmed species, including salmon, trout, and tilapia.
The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming.
Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty, including but not limited to statements with respect to the completion and use of proceeds of the underwritten public offering of common stock. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital; market and other conditions; the satisfaction of customary closing conditions related to the underwritten public offering of common stock; AquaBounty’s business and financial condition; and the impact of general economic, industry, or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and prospectus for the offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Contact
AquaBounty Technologies, Inc.
Dave Conley, Director of Communications
+1 613 294 3078